Exhibit 10.1

MODIFICATION TO EMPLOYMENT AGREEMENT

THIS MODIFICATION TO EMPLOYMENT AGREEMENT (“Modification Agreement”) is made this 8th day of December, 2010 between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the “Company”) and Lyle Dickler, an individual resident of the State of Georgia (the "Executive").  Collective, the Company and the Executive may be referred to hereinafter as the “parties.”

WITNESSETH:

WHEREAS, on August 12, 2009, Executive and the Company entered into an Employment Agreement (the "Agreement”) setting forth the terms and conditions of Executive's employment with the Company.  Capitalized terms used but not defined herein shall have the meanings ascribed in the Agreement; and

WHEREAS, the Executive and the Company wish to amend and modify the Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the continued employment of the Employee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  The Executive hereby shall be employed by the Company as its Vice President of Finance, Secretary and Treasurer and shall report to the Chief Financial Officer, or as he directs.

2.  As of the date hereof, the Executive is an “at-will” employee of the Company, but can be terminated by the Company only upon 3 weeks advance written notice.

3.  If the Executive’s employment with the Company is terminated by the Company, other than for Good Cause, or is terminated by the Executive on at least 3 weeks advance written notice, then the Executive shall receive the Severance Payment, equal to six months of his Salary.  The parties agree that, other than as modified by this Modification Agreement, the respective rights, duties and obligations of the parties set forth in Section 3(d) of the Agreement shall remain in full force and effect.

4.  Prior to October 23, 2011, the vesting date for an aggregate of 20,000 restricted shares of common stock of the Company which had been granted to the Executive on October 23, 2007 and May 13, 2008, if Executive’s employment with the Company is terminated by the Company other than for Good Cause, then all such shares shall vest immediately on the effective date of such termination.  If, however, Executive’s employment with the Company is terminated by the Company for Good Cause or is terminated by the Executive prior to the October 23, 2011 vesting date, then all such shares shall be immediately forfeited to the Company and the Executive shall have no further rights or privileges over such shares.

5.  Except as otherwise modified hereby, all other provisions of the Agreement shall remain in full force and effect. Any terms or provisions of the Agreement covering the same subject matter that are in conflict with this Modification Agreement are hereby merged into and superseded by the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Modification Agreement as of the date first indicated above.

EXECUTIVE	SED INTERNATIONAL HOLDINGS, INC.,
a Georgia corporation

/s/ Lyle Dickler	By: /s/ Jonathan Elster
Lyle Dickler	Name: Jonathan Elster
Title: Chief Executive Officer